                         LIMITED PARTNERSHIP AGREEMENT


                                       of


                          THE DAPHAM PARTNERSHIP, L.P.

                        (A Delaware Limited Partnership)





                                  Dated as of

                                  May 16, 1997
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                               TABLE OF CONTENTS

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
ARTICLE I - GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

         1.01.  Formation of the Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         1.02.  Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.03.  Principal Place of Business; Registered Office.  . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.04.  Business of the Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.05.  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.06.  Certain Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

ARTICLE II - CAPITAL CONTRIBUTIONS AND ACCOUNTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

         2.01.  Contributions by General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         2.02.  Contributions by Limited Partners. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.03.  Withdrawal . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.04.  No Liability; Form of Return . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.05.  No Interest on Capital Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE III - INCOME AND LOSSES; ALLOCATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

         3.01.  Fiscal Year. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.02.  Valuation of Property.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.03.  Allocation for Capital Account Purposes.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.04.  Other Allocation Provisions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.05.  Allocations for Income Tax Purposes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.06.  Withholding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

ARTICLE IV - DISTRIBUTIONS AND WITHDRAWALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

         4.01.  Periodic Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.02.  Distributions of Property Other Than Cash. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         4.03.  Withdrawals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

ARTICLE V - THE GENERAL PARTNER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

         5.01.  Authority, Rights and Powers of the General Partner  . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.02.  Partnership Funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.03.  Limitations on Powers of the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.04.  Time Required of and Duties of General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.05.  Permitted Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.06.  Co-Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.07.  Liability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.08.  Indemnification and Reimbursement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE VI - THE LIMITED PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

         6.01.  Rights and Powers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.02.  Approval or Consent of Limited Partners. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         6.03.  Limitations on Powers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20





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
         6.04.  Priority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         6.05.  Liability of Limited Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         6.06.  Incapacity, Bankruptcy, or Death  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         6.07.  Other Activities; Permitted Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         6.08.  Power of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

ARTICLE VII - TRANSFERS OF INTERESTS BY PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

         7.01.  Transfer of General Partners' Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         7.02.  Transfer and Assignment of Limited Partners' Interests; Substituted Limited Partners  . . . . . . .   22
         7.03.  Removal, Withdrawal, Incapacity, Bankruptcy and Death of General Partners . . . . . . . . . . . . .   25
         7.04.  Additional Consents to Transfers of Limited Partner's Interest. . . . . . . . . . . . . . . . . . .   27
         7.05.  Transferees Bound by Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE VIII - COSTS AND EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

         8.01.  Payment and Reimbursement of Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

ARTICLE IX - DISSOLUTION, LIQUIDATION AND TERMINATION
             OF PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

         9.01.  Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.02.  Liquidation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
         9.03.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

ARTICLE X - ADMISSION OF ADDITIONAL LIMITED PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

         10.01.  Additional Limited Partners. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
         10.02.  Authority of the General Partner upon Admission of Additional Limited Partners . . . . . . . . . .   29

ARTICLE XI - ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

         11.01.  Accounts of the Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         11.02.  Annual Reports to Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
         11.03.  Tax Returns and Tax Elections. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

ARTICLE XII - AMENDMENT OF PARTNERSHIP AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

         12.01.  Approval of Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

ARTICLE XIII - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32

         13.01.  Meetings of the Partnership. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         13.02.  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         13.03.  Partial Enforceability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         13.04.  No Waiver. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         13.05.  Copy on File . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         13.06.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         13.07.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33





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
         13.08.  Waiver of Right to Proceed Adversely.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         13.09.  Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         13.10.  Pronouns and Plurals.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         13.11.  Binding Effect.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         13.12.  Captions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34
         13.13.  Rights and Remedies Cumulative.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   34

                         LIMITED PARTNERSHIP AGREEMENT

                                       OF

                          THE DAPHAM PARTNERSHIP, L.P.

                 AGREEMENT made as of the 16th day of May, 1997, among KENNETH
C. HUFF, of Milwaukee, Wisconsin, as General Partner (herein called the "General Partner" and, collectively with any additional General Partners admitted to the Partnership pursuant to this Agreement, the "General Partners"), and DOUGLAS A.P. HAMILTON as Limited Partner (herein called along with any additional Limited Partners admitted to the Partnership pursuant to this Agreement, collectively the "Limited Partners").

                 WHEREAS, the undersigned desire to form a limited partnership pursuant to the partnership law of the State of Delaware,

                 WHEREAS, certain capitalized terms used herein are defined in
Section 1.06 hereof,

                 NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the undersigned hereby agree as follows:

                                   ARTICLE I

                               GENERAL PROVISIONS

                 1.01.  Formation of the Partnership.

                 (a) The parties hereto hereby form a limited partnership under and pursuant to the Act.

                 (b) The General Partner, for himself and as agent for the Limited Partners, shall as promptly as practicable after the date hereof file a Certificate of Limited Partnership of The Dapham Partnership, L.P. with the Secretary of State of Delaware and shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all the requirements for the establishment of the Partnership as a limited partnership under the Act and under all other laws of the State of Delaware or such other jurisdictions in which the General Partner determines that the Partnership may conduct business. The Limited Partners and the General Partner shall promptly execute all such relevant certificates and other documents as the General Partner shall request. The rights and duties of the Partners shall be as provided in the Act as modified by this Agreement.

                 1.02. Name. The business of the Partnership shall be conducted under the name of "The Dapham Partnership, L.P." and under such name or variation thereof as the General Partner deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Partnership may elect to do business. The General Partner shall have the right to change the name of the Partnership upon written notice to each of the other Partners.

                 1.03. Principal Place of Business; Registered Office. The principal office of the Partnership shall be maintained at 462 Broadway, 2nd Floor, New York, New York, 10013, or at such other location as the General Partner may designate from time to time. The General Partner shall give prompt notice of any such change to each Partner. In addition, the Partnership may maintain such other offices as the General Partner may deem advisable at any other place or places within or without the United States. The registered office of the Partnership shall be Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.

                 1.04. Business of the Partnership. The Partnership is authorized to engage in any or all activities permitted to limited partnerships under the Delaware Revised Uniform Limited Partnership Act, including, without limitation, to (a) invest in securities of every kind, including stocks, options, warrants, promissory notes secured by deeds of trust, bonds, partnership interests and other securities, physical commodities and commodity futures, and ownership interests and indebtedness of every kind, (b) engage in other investment activities, including, without limitation, investing in mutual funds, real estate and other investments that offer the opportunity for an appropriate return, and (c) may make direct investments or form partnerships, corporations or other entities for the purpose of making investments.

                 The Partnership shall have authority to engage in any and all activities incident to the foregoing and to do all things necessary or convenient for the accomplishment thereof.

                 1.05. Term. The term of the Partnership commenced on the date hereof, and shall continue until it is dissolved in accordance with the provisions of Section 9.01 hereof.

                 1.06. Certain Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

                 "Accountants" means the independent public accountants as shall be engaged from time to time by the General Partner for the Partnership.

                 "Accounting Period" means, as the context may require, the period beginning on the date hereof or on the day following the last day of the immediately preceding Accounting Period, and ending on the next succeeding of the following:

         1.      The last day of each Fiscal Year of the Partnership;

         2. The day prior to the day as of which a Person is admitted as a Partner;

         3. The day prior to the day as of which any Partner makes a Capital Contribution;

         4.      The effective date of any withdrawal pursuant to Section 4.03;

         5. Any day specified as the last day of an Accounting Period by the General Partner; or

         6.      The day of the dissolution of the Partnership pursuant to
                 Section 9.01.

                 "Act" means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.

                 "Affiliate" with respect to the Partnership or a Partner means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the Partnership or such Partner.

                 "Agreement" means this Limited Partnership Agreement, including all schedules and exhibits hereto, as amended, modified or supplemented from time to time.

                 "Bankruptcy" or "Bankrupt" with respect to any Person means
(i) the filing of an application by the Person for, or a consent to, the appointment of a trustee for the Person's assets, (ii) the filing by a Person of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing the Person's inability to pay the Person's debts as they come due, (iii) the making by the Person of a general assignment for the benefit of creditors, (iv) the filing by the Person of an answer admitting the material allegations of, or consenting to, or defaulting in answering a bankruptcy petition filed against the Person in any bankruptcy proceeding, or
(v) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating the Person a bankrupt or appointing a trustee of the

Person's assets, and such order, judgment or decree continues unstayed and in effect for a period of 60 days.


                 "Capital Account" means, with respect to each Partner, the account established and maintained for each Partner on the books of the Partnership in compliance with Treasury Regulation Section 1.704-1(b)(2)(iv), as amended, and Treasury Regulation Section 1.704-2. Subject to the preceding sentence, each Partner's Capital Account will equal (a) the Partner's Capital Contribution plus (b) the amount of Net Income and items thereof credited, minus the amount of Net Loss and items thereof charged, to that Partner's Capital Account pursuant to Article III; minus (c) the amount of distributions in cash and the value of any property (net of liabilities secured by the property that the Partner is considered to assume or take subject to) distributed to that Partner.


                 "Capital Contribution" means, with respect to any Partner, the amount of cash and the fair market value (net of any liabilities secured by the property that the Partnership is considered to assume or take subject to) of any assets actually contributed to the capital of the Partnership by such Partner pursuant to Article II hereof.


                 "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time (or any succeeding law).


                 "Fiscal Year" has the meaning specified in Section 3.01.


                 "General Partner" means the Person executing this Agreement as a General Partner and each Person admitted as a General Partner pursuant to
Article VII. Unless the context specifically requires otherwise, references in this Agreement to "the General Partner" shall be deemed to refer to the initial General Partner and to each person subsequently admitted as a General Partner and acting as such from time to time and, if at any time there is more than one Person acting as General Partner, to all of such Persons together.


                 "GP Required Capital Amount" means, at any given time, 0.01% of the aggregate Capital Account balances of all Partners at such time.

                 "Incapacity" or "Incapacitated" with respect to any Person means the adjudicated incompetence or insanity, death, disability, dissolution or termination of such Person.

                 "Interest", when used in reference to an interest in the Partnership, means the entire ownership interest of a Partner in the Partnership at any particular time.

                 "Legal Representative" with respect to any Partner means, as the context requires, the estate, heirs, legatees, executors, surviving joint tenants, administrators, committees, guardians, conservators, receivers or trustees, in bankruptcy or otherwise, of such Partner.

                 "Limited Partner" means each Person executing this Agreement as a Limited Partner, each Person admitted as a substituted Limited Partner pursuant to Section 7.02, each person admitted as a Limited Partner pursuant to
Article X, any General Partner whose Interest is converted to a Limited Partner's Interest and, with respect to those provisions of this Agreement concerning a Limited Partner's rights to receive distributions or a share of Net Income or Net Loss, any assignee of a Limited Partner's Interest.

                 "Majority-in-Interest of the General Partners" at any time means General Partners whose aggregate Capital Account balances, at such time, exceed 50% of the aggregate Capital Account balances of all General Partners.

                 "Majority-in-Interest of the Limited Partners" at any time means Limited Partners whose aggregate Capital Account balances, at such time, exceed 50% of the aggregate Capital Account balances of all Limited Partners.

                 "Majority-in-Interest of the Partners" at any time means those Partners whose aggregate Capital Account balances, at such time, exceed 50% of the aggregate Capital Account balances of all Partners.

                 "Net Income" and "Net Loss" means, respectively, the income or loss of the Partnership as determined in accordance with the method of accounting followed by the Partnership for federal income tax purposes, including, for all purposes, any income exempt from tax and any expenditures of the Partnership which are described in Code Section 705(a)(2)(B); provided, however, that if any property is carried on the books of the Partnership at a value that differs from that property's adjusted basis for tax purposes, gain, loss, depreciation and amortization with respect to such property shall be computed with reference to the book basis of such property, consistently with the requirements of Treas. Reg. Section 1.704-1(b)(2)(iv)(g); and provided, further, that any item allocated under Section 3.04 shall be excluded from the computation of Net Income and Net Loss.

                 "Partners" means all General Partners, and all Limited Partners, collectively, where no distinction is required by the context in which the term is used.

                 "Partnership" means The Dapham Partnership, L.P., a Delaware limited partnership.

                 "Percentage Interest" means that percentage interest set forth opposite each Partner's name on Schedule A, as adjusted pursuant to Section 3.02(c) hereof.

                 "Person" means any individual, partnership, corporation, trust, association, institution or other entity or organization.

                 "Treasury Regulations" or "Treas. Reg." shall mean the regulations promulgated by the Department of the Treasury pursuant to the Code.

                                   ARTICLE II

                       CAPITAL CONTRIBUTIONS AND ACCOUNTS

                 2.01.  Contributions by General Partner.

                 (a) The General Partner has contributed to the capital of the Partnership as of the date of this Agreement the amounts set forth opposite the General Partner's name on Schedule A.

                 (b) The General Partner shall from time to time make such additional Capital Contributions as are necessary to maintain its Capital Account balance at least equal to the GP Required Capital Amount. Whenever there is more than one General Partner, such additional Capital Contributions shall be allocated among the General Partners as they shall agree or, if they can not agree to an allocation, then such additional Capital Contributions shall be allocated among the General Partners according to the balance of each General Partner's Capital Account as compared to the aggregate balances of the Capital Accounts of all General Partners. The General Partner need not make the Capital Contributions provided for in this Section 2.01(b) if Treasury Regulations are issued under which the failure to make such Capital Contributions cannot affect the classification of the Partnership as a partnership for Federal income tax purposes.

                 (c) The General Partner may make Capital Contributions in any form permitted by applicable law. The value of any non-cash Capital Contribution made by the General Partner shall be determined in accordance with Section 3.02 as of the date of the contribution.

                 2.02.  Contributions by Limited Partners.

                 (a) Each Limited Partner has contributed to the capital of the Partnership as of the date of this Agreement the amount set forth opposite such Partner's name on Schedule A.

                 (b) Except as otherwise permitted by the General Partner, no Limited Partner shall have the right or obligation to make additional Capital Contributions. With the consent of the General Partner, each Limited Partner may, but shall not be required to, make additional Capital Contributions.

                 (c) Limited Partners may make Capital Contributions in any form permitted by applicable law, provided that the General Partner consents to the form of the Capital Contribution. The value of any non-cash Capital Contribution made by a Limited Partner shall be determined in accordance with
Section 3.02 as of the date of the contribution.

                 (d) Nothing contained in this Agreement shall prohibit the General Partner from contributing to the Partnership as a Limited Partner.

                 2.03. Withdrawal. No Partner shall withdraw any part of its Capital Contribution or Capital Account or receive any distribution from the Partnership, except as specifically provided in this Agreement.

                 2.04. No Liability; Form of Return. Notwithstanding anything to the contrary contained herein, neither the General Partner nor any Affiliate of the General Partner shall be personally liable for the distribution, return or payment of all or any portion of the Capital Contributions or any additions to the Capital Account of any Limited Partner (or successor, assignee or transferee), upon dissolution or otherwise, it being expressly agreed that any such distribution, return or payment as may be made at any time, or from time to time, shall be made solely from the assets of the Partnership without any right of contribution from the General Partner or any Affiliate of the General Partner. Except as otherwise provided herein, no General Partner, nor any Affiliate of a General Partner, shall be liable to the other Partners to contribute cash or other assets to the Partnership or make payments to any Limited Partner to make up deficits in its or their Capital Accounts.

                 2.05. No Interest on Capital Accounts. Except as otherwise expressly provided herein, no Partner shall be entitled to receive from the Partnership any interest on or in respect of its Capital Contributions or the outstanding balance or any amount credited to the Partner's Capital Account.


                                  ARTICLE III

                         INCOME AND LOSSES; ALLOCATION

                 3.01. Fiscal Year. Unless another Fiscal Year is required by applicable law, the fiscal year of the Partnership for Partnership accounting and tax purposes (the "Fiscal Year") shall be the calendar year; provided, however, that (i) the first Fiscal Year shall commence upon the commencement of the Partnership and end on the December 31 thereafter, and (ii) upon termination of the Partnership, "Fiscal Year" shall mean the period from the January 1 immediately preceding such termination to the date of such termination.

                 3.02. Valuation of Property. (a) The assets of the Partnership shall be revalued on the books of the Partnership to equal their fair market values in accordance with Treas. Reg. Section 1.704-1(b)(iv)(f) at the following times: (A) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis contribution to the capital of the Partnership pursuant to Section 2.02(b) or 10.01; (B) the withdrawal by a Partner of more than a de minimis portion of its Capital Account pursuant to Section 4.03; (C) the termination of the Partnership for federal income tax purposes, including a dissolution of the Partnership or a termination pursuant to Code Section 708(b)(1)(B); and (D) any other event upon which the General Partner believes such revaluation is appropriate. Upon revaluation of the Partnership's assets pursuant to this
Section 3.02(a), (i) the fair market value of such assets shall be determined pursuant to Section 3.02(b) and each Partner's Capital Account shall be adjusted as if such assets were sold for their fair market values and the Net Income and Net Losses recognized on such sale were allocated to the Partners in accordance with Section 3.03 and (ii) the Percentage Interests of the Partners shall be adjusted pursuant to Section 3.02(c).

                 (b) Unless the General Partner shall in the General Partner's good faith judgment determine otherwise, all securities or other instruments with a publicly quoted price shall be valued at their last sales price, on the date as of which their value is being determined, or, if appropriate, at their closing bid price if held long or ask price if held short as provided by market makers making a market in the respective securities or instruments selected by the General Partner, or, if no market maker makes a market, as determined by the General Partner in the General Partner's good faith judgment. If on the date as of which any valuation is being made, no exchange or market is open for business, the valuation of such security or instruments shall be determined as of the last preceding date on which such exchange or market was open for business. All other assets and liabilities of the Partnership shall be valued by the General Partner in the General Partner's good faith judgment utilizing such projections and assumptions as the General Partner may deem appropriate and reasonable or on such other basis as the General Partner may deem appropriate and reasonable.

All values assigned by the General Partner pursuant to this Section 3.02 shall be conclusive and binding upon all Partners.

                 (c) Upon the revaluation of the assets of the Partnership pursuant to Section 3.02(a), each Partner's Percentage Interest shall be adjusted to equal the percentage determined by dividing the balance in each Partner's Capital Account immediately after such revaluation by the aggregate balance of all Partners' Capital Accounts immediately after such revaluation.

                 3.03.  Allocation for Capital Account Purposes.

                 The Partnership's Net Income and Net Loss for any Fiscal Year and each item entering into the computation thereof shall be allocated to the Partners in proportion to their Percentage Interest.

                 3.04.  Other Allocation Provisions.

                 (a) If there is a net decrease in "partnership minimum gain" (within the meaning of Treas. Reg. Section 1.704-2(d)) for a fiscal year, then there shall be allocated to each Partner items of income and gain for that year equal to that Partner's share of the net decrease in partnership minimum gain (within the meaning of Treas. Reg. Section 1.704-2(g)(2)), subject to the exceptions set forth in Treas. Reg. Section 1.704-2(f)(2), (3), and (5), provided, that if a Partnership have any discretion as to an exception set forth pursuant to Treas. Reg. Section 1.704- 2(f)(5), the General Partner may exercise such discretion on behalf of the Partnership. The General Partner shall, if the application of the minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Partners, ask the Commissioner to waive the minimum gain chargeback requirement pursuant to Treas. Reg. Section 1.704-2(f)(4). The foregoing is intended to be a "minimum gain chargeback" provision as described in Treas. Reg. Section 1.704-2(f) and shall be interpreted and applied in all respects in accordance with that Regulation.

                 If during a fiscal year there is a net decrease in partner nonrecourse debt minimum gain (as determined in accordance with Treas. Reg. Section 1.704-2(i)(3)), then, in addition to the amounts, if any, allocated pursuant to the preceding paragraph, any Partner with a share of that partner nonrecourse debt minimum gain (determined in accordance with Treas. Reg. Section 1.704-2(i)(5)) as of the beginning of the fiscal year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that Partner's share of the net decrease in the partner nonrecourse minimum gain, subject to the exceptions set forth in Treas. Reg. Section 1.704-2(i)(4), provided, that if a Partnership have any discretion as to an exception, the General Partner may exercise such discretion on behalf of the Partnership. The General Partner shall, if the application of the partner nonrecourse debt minimum gain chargeback requirement would cause a distortion in the economic arrangement among the Partners, ask the Commissioner to waive the minimum gain chargeback requirement pursuant to Treas. Reg. Sections 1.704-2(f)(4) and 1.704-2(i)(4). The foregoing is intended to be the "chargeback of partner nonrecourse debt minimum gain" required by Treas. Reg. Section 1.704-2(i)(4) and shall be interpreted and applied in all respects in accordance with that Regulation.

                 (b) If during any fiscal year of the Partnership a Partner unexpectedly receives an adjustment, allocation or distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), which causes or increases a deficit balance in the Partner's Adjusted Capital Account, there shall be allocated to the Partner items of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit as quickly as possible. The foregoing is intended to be a "qualified income offset" provision as described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with that Regulation.

                 A Partner's "Adjusted Capital Account", at any time, shall equal the Partner's Capital Account at such time (x) increased by the sum of
(A) the amount of the Partner's share of partnership minimum gain (as defined in Treas. Reg. Section 1.704-2(g)(1) and (3)), (B) the amount of the Partner's share of partner nonrecourse debt minimum gain (as defined in Treas. Reg.
Section 1.704-2(i)(5)), and (C) any amount of the deficit balance in its Capital Account the Partner is obligated to restore on liquidation of the Partnership and (y) decreased by reasonably expected adjustments, allocations and distributions described in Treas. Reg. Sections 1.704-1(b)(2)(ii)(d)(4),
(5) and (6).

                 (c) Notwithstanding anything to the contrary in this Article III, Partnership losses, deductions, or Code Section 705(a)(2) (b) expenditures that are attributable to a particular partner nonrecourse liability shall be allocated to the Partner that bears the economic risk of loss for the liability in accordance with the rules of Treas. Reg. Section 1.704-2(i).

                 (d) Notwithstanding any provision of Section 3.03 no allocation of Net Losses shall be made to a Partner if it would cause the Partner to have a negative balance in its Adjusted Capital Account.
Allocations of Net Losses that would be made to a Partner but for this Section 3.04(d) shall instead be made to other Partners pursuant to Section 3.03 to the extent not inconsistent with this Section 3.04(d). To the extent allocations of Net Losses cannot be made to any Partner because of this Section 3.04(d), such allocations shall be made to the Partners in accordance with Section 3.03 notwithstanding this Section 3.04(d).


                 (e) To the extent that any item of income, gain, loss or deduction has been specially allocated pursuant to paragraphs (b) or (d) of this Section 3.04 and such allocation is inconsistent with the way in which the same amount otherwise would have been allocated under Section 3.03, subsequent allocations under Section 3.03 shall be made, to the extent possible and without duplication, in a manner consistent with paragraphs (a), (b), (c) and
(d), which negate as rapidly as possible the effect of all such inconsistent allocations under said paragraphs (b) and (d).


                 (f) Solely for the purpose of adjusting the Capital
Accounts of the Partners, and not for tax purposes, if any property is distributed in kind to any Partner, the difference between its fair market value and its book value at the time of distribution shall be treated as gain or loss recognized by the Partnership and allocated pursuant to the provisions of Section 3.03.


                 (g) Notwithstanding anything to the contrary that may be expressed or implied in this Article III, the interest of the General Partner (or any successor General Partner) in each item of income, gain, loss, deduction and credit will be equal to at least 0.01% of each such item, provided, however, that such interest need not meet this minimum requirement if Treasury Regulations are issued under which the failure to make such Capital Contributions cannot affect the classification of the Partnership as a partnership for Federal income tax purposes.

                 (h) Any allocations made pursuant to this Article III shall be made in the following order:

              (i)    Section 3.04(a);
             (ii)    Section 3.04(b);
            (iii)    Section 3.04(c);
             (iv)    Section 3.04(e); and
              (v)    Section 3.03, as modified by Section
                     3.04(d)).

These provisions shall be applied as if all distributions and allocations were made at the end of the fiscal year. Where any provision depends on the Capital Account of any Partner, that Capital Account shall be determined after the operation of all preceding provisions for the year. These allocations shall be made consistently with the requirements of Treas. Reg. Section 1.704-2(j).

                 3.05.  Allocations for Income Tax Purposes.

                 (a) The income, gains, losses, deductions and credits of the Partnership for federal, state and local income tax purposes shall be allocated in the same manner as the corresponding items entering into the computation of Net Income and Net Losses were allocated pursuant to Sections 3.03 and 3.04; provided that solely for federal, state and local income and franchise tax purposes and not for book or Capital Account purposes, income, gain, loss and deduction with respect to property properly carried on the Partnership's books at a value other than its tax basis shall be allocated in accordance with the requirements of Code section 704(c) and section 1.704-3 of the Regulations thereunder.

                 3.06.  Withholding.

                 The Partnership shall comply with withholding requirements under Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Partnership is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner, the amount withheld shall be treated as a distribution in the amount of the withholding to that Partner. In the event of any claimed overwithholding, Partners shall have no rights against the Partnership or any other Partner. If the amount withheld was not withheld from actual distributions, the Partnership may, at its option, (i) require the Partner to reimburse the Partnership for such withholding or (ii) reduce any subsequent distributions by the amount of such withholding. Each Partner agrees to furnish the Partnership with any representations in such form as shall reasonably be requested by the Partnership to assist it in determining the extent of, and in fulfilling, its withholding obligations.


                                   ARTICLE IV

                         DISTRIBUTIONS AND WITHDRAWALS

                 4.01. Periodic Distributions. The General Partner may, but is not required to, make distributions to the Partners of cash or property of the Partnership in any amount and combination thereof and at any time and from time to time, provided that whenever there is more than one General Partner, the General Partners' approval of any such distribution must be unanimous. Any such distribution shall be made to the Partners in proportion to their Partnership Interests as of the day in which such distribution is made.

                 4.02. Distributions of Property Other Than Cash. The amount of any distribution of property other than cash shall be accounted for at the fair market value of the property distributed, determined pursuant to Section
3.02 (b).

                 4.03.  Withdrawals.

                 (a) Effective as of the last day of any month, after all allocations pursuant to Article III and distributions pursuant to Section 4.01 for the Accounting Period which ended on such day have been taken into account, with the consent of the General Partner, any Partner may withdraw all or a portion of such Partner's Capital Account by delivering written notice to the Partnership specifying the amount to be withdrawn. If the General Partner consents, the General Partner shall distribute to the withdrawing Partner the amount specified in the withdrawal notice, within 30 days after the date of such Partner's withdrawal notice, without interest thereon.

                 (b) The General Partner may withhold from any distribution to a withdrawing Partner a reserve to pay for contingent liabilities arising from events occurring during the period of time in which the withdrawing Partner was a Partner in the Partnership, which reserve, or any remaining balance thereof, shall be paid to the Partner upon the determination of the General Partner that the reserve (or the remaining balance) is no longer required.

                 (c) Any distribution under this Section 4.03 may be made in property other than cash in accordance with Section 4.02.

                 (d) Notwithstanding anything contained herein to the contrary, no General Partner may receive a withdrawal pursuant to this Section 4.03 if such withdrawal would cause such General Partner's Capital Account to be in the aggregate with the Interests of any other General Partners less than the GP Required Capital Amount.

                 (e) The withdrawal of a Limited Partner shall not dissolve the Partnership. The parties to this agreement intend that in order to achieve the business purposes of the Partnership, their relationship hereunder shall be a long-term one, and that accordingly the General Partner will grant requests for withdrawals hereunder only rarely.


                                   ARTICLE V

                              THE GENERAL PARTNER

                 5.01. Authority, Rights and Powers of the General Partner. Except as otherwise specifically provided herein, the General Partner shall have exclusive and complete authority and discretion to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership.

                 Except as otherwise specifically provided herein, whenever the approval or consent of the General Partner is necessary by the terms of this Agreement or otherwise and there is more than one General Partner, such approval or consent may be given by a Majority-in-Interest of the General Partners as defined in Section 1.06 of this Agreement.

                 Except as otherwise specifically provided herein, any action taken by the General Partner or, whenever there is more than one General Partner, by a Majority-in-Interest of the General Partners shall constitute the act of and serve to bind the Partnership, the Partners and their respective successors, assigns, and Legal Representatives. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner or General Partners as set forth in this Agreement.

                 Except as otherwise specifically provided herein, the General Partner shall have all rights and powers of a general partner under the Act, and shall have, subject to Section 5.03 all authority, rights and powers in the management of the Partnership business to do any and all other acts and things necessary, proper, convenient or advisable to effectuate the purposes and powers of the Partnership, including, by way of illustration but not by way of limitation, the following:

                 (a) to expend Partnership funds in the furtherance of the business and purpose of the Partnership;

                 (b) to administer investments made by the Partnership and the realization of those investments;

                 (c) to purchase or sell any securities or investments whatsoever in the name or for the account of the Partnership or enter into any contract or endorsement in the name or for the account of the Partnership with respect to any securities or investments whatsoever or in any other manner bind the Partnership to purchase or sell any securities or investments whatsoever, including without limitation securities of or investments in a Limited Partner or any Affiliate of a Limited Partner or in a business sponsored or advised by a Limited Partner or any Affiliate of a Limited Partner, or securities of or investments in businesses which compete with the business of a Limited Partner, on such terms as the General Partner shall deem advisable and proper and to otherwise deal in any manner with the assets of the Partnership;

                 (d) to lend funds and other property of the Partnership either with or without security upon such terms and conditions as the General Partner may deem advisable and proper;

                 (e) to employ, retain, or otherwise secure or enter into contracts, agreements and other undertakings with Persons, whether or not they are associates or Affiliates of the Partnership or any General Partner, in connection with the management and operation of the Partnership's business, including, without limitation, contracts, agreements, or other undertakings providing for indemnification by the Partnership of persons providing services to the Partnership, all on such terms and for such consideration as the General Partner deems advisable and proper;

                 (f) to waive any default under any agreement to which the Partnership is a party;

                 (g) to open, maintain and close, in the name of the Partnership, brokerage, bank and other accounts and to draw checks and other orders for the payment of money;

                 (h) to resolve any questions relating to potential conflicts of interest between the Partnership and the General Partner;

                 (i) to purchase for the Partnership's own account Interests in the Partnership;

                 (j) to make such elections under the Code and other relevant tax laws as to the treatment of items of Partnership income, gain, loss and deduction, and as to all other relevant matters as the General Partner deems advisable and proper, including without limitation, elections referred to in Section

754 of the Code, determinations of which items of cash outlay are to be capitalized or treated as current expenses, and the selection of the bookkeeping procedures to be used by the Partnership;

                 (k) to bring or defend, pay, collect, compromise, arbitrate, resort to legal action, or otherwise adjust claims or demands of or against the Partnership, including without limitation, acting as "Tax Matters Partner" within the meaning of Section 6231(a)(7) of the Code;

                 (l) to deposit, withdraw, invest, pay, retain and distribute the Partnership's funds in a manner consistent with the provisions of this Agreement;

                 (m) to take all action which may be necessary or appropriate for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of Delaware and of each other jurisdiction in which that existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged;

                 (n) to enter into, execute, amend, supplement, acknowledge and deliver any and all contracts, agreements or other instruments as are necessary to carry out the intentions and purposes of the Partnership;

                 (o) to delegate authority and responsibility for any of the foregoing to any Person; and

                 (p) to act for and on behalf of the Partnership in all matters incidental to the foregoing.

                 5.02. Partnership Funds. All funds of the Partnership shall be deposited by the General Partner into such bank account or accounts, or invested in such interest bearing or non-interest bearing investments, as shall be designated by the General Partner. Partnership funds shall be held in the name of the Partnership and shall not be commingled with those of any other Person. Partnership funds shall be used by the General Partner only for the business of the Partnership.

                 5.03.  Limitations on Powers of the General Partner.   (a)
Notwithstanding anything in this Agreement to the contrary, without the prior written consent or ratification of the specific act by all the Limited Partners by written instrument executed and delivered by all the Limited Partners subsequent to the date of this Agreement, the General Partner shall not cause or permit the Partnership to:

                 (i) do any act which would make it impossible to carry on the ordinary business of the Partnership;

                (ii) possess or assign Partnership property for other than a Partnership purpose;

               (iii)  make any loans to a General Partner; or

                (iv) perform any act that would subject any Limited Partner to liability as a General Partner in any jurisdiction.

                 (b) The General Partner shall use best efforts to avoid the receipt of UBTI by the Partnership.

                 5.04. Time Required of and Duties of General Partner. The General Partner shall not be required to devote full time to the management of the Partnership, but shall devote such time and effort to the Partnership's business as may be necessary to carry out the purpose of the Partnership and to manage and control the affairs of the Partnership to the best of the General Partner's ability for the benefit of all Partners. Nothing in this Agreement shall preclude the employment of any agent or third party to provide any services with respect to the Partnership's business.

                 5.05.  Permitted Transactions.

                 (a) The General Partner, consistent, however, with Section 5.04, and Affiliates of the General Partner, and their agents, officers, directors or employees may (i) act as a director, officer or employee of any corporation (including any corporation in which the Partnership is invested), a trustee of any trust, an executor or administrator of any estate, a partner in any partnership or an owner or administrative official of any other business entity, and may receive compensation for services rendered and participate in profits in connection with any of the foregoing; and (ii) may engage in or possess any interests in investments or business ventures (including, without limitation, investments in or business ventures with a Limited Partner or investments in businesses which compete with the business of a Limited Partner) and may engage in other activities of every kind and description independently or with others in addition to those relating to the Partnership, including without limitation the rendering of advice or services of any kind to other investors or management of other investments, including investments which are the same or different from those traded in or held by the Partnership and investments in businesses which compete with the business of the Partnership or with businesses in which the

Partnership has invested. No other Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby to participate in any manner in any profits or income earned or derived by any of these Persons from or in connection with the conduct of any such other business venture or activity. Each Limited Partner authorizes, consents to and approves of such present and future activities by these Persons. Without in any way limiting the foregoing, the General Partner, and any Affiliates of the General Partner and their agents, officers, directors and employees shall not have any obligation or responsibility to disclose or refer any of these investments or other activities to the Partnership or any Partner.

                 (b) Subject to Section 5.03, the General Partner, the General Partner's Affiliates and their agents, officers, directors or employees may transact any business with the Partnership permitted by law or be employed or retained by the Partnership in any capacity and shall have the same rights and obligations with respect thereto as a Person who is not a Partner. Except as provided in Section 5.03, the validity of any transaction, agreement or payment involving the Partnership and a General Partner or any Affiliate thereof otherwise permitted by this Agreement shall not be affected by reason of the relationship between the General Partner and such Affiliate or the approval of said transaction, agreement or payment by the General Partner.


                 5.06.  Co-Investments.

                 (a) If an investment available to the Partnership is in an amount greater than the General Partner proposes to make for the Partnership, the General Partner in the General Partner's sole discretion, may offer a co-investment opportunity outside the Partnership to any Person upon such terms and conditions as the General Partner shall determine; provided, however, that the General Partner shall reasonably determine that the offer of any co-investment opportunity outside the Partnership is beneficial to the Partnership. The General Partner, in the General Partner's sole discretion, may offer a co-investment opportunity to (i) any Partner and, without notice to any other Partner, may exclude any or all other Partners from such offer; or (ii) any third party, including any Affiliate of any Partner, any limited partnership of which a General Partner is the general or a limited partner, any Person associated with any Partner, or any competitor of any Partner. No Limited Partner shall have any option or right to invest in or otherwise participate or have any interest in any co-investment opportunity.

                 (b) Any amounts invested by any Partner in a co-investment pursuant to this Section 5.06 shall not be accounted for as contributions to the Partnership and shall in no way affect the Capital Account or Capital Contribution of any Partner hereunder.

                 5.07.  Liability.

                 (a) Notwithstanding any provision of law or this Agreement to the contrary, the General Partner of the Partnership is liable for Partnership debts to the same extent as if the General Partner was a partner in a partnership without limited partners.

                 (b) Notwithstanding anything contained in this Agreement to the contrary, no General Partner, nor any of such General Partner's Affiliates, nor their agents, officers, directors, employees, advisors or consultants, shall be liable, responsible or accountable in damages or otherwise to the Partnership or to any Limited Partner, successor, assignee or transferee for (a) any act or omission performed or omitted by such persons, including without limitation, acts performed or omitted as Tax Matters Partner or on advice of legal counsel, accountants, brokers or consultants of the Partnership, or for any costs, damages or liabilities arising therefrom, or by law, unless that act or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence, (b) any tax liability imposed on the Partnership or any Limited Partner, or (c) any loss due to the negligence, dishonesty, or bad faith of any employee, officer, broker, consultant or other agent of the Partnership selected, engaged or retained in good faith by a General Partner.

                 5.08.  Indemnification and Reimbursement.

                 (a) The Partnership shall indemnify, defend and hold each General Partner, his, her or its Affiliates and their respective agents, officers, directors employees, advisors and consultants (the "Indemnified Party"), harmless from and against any loss, liability, damage, cost or expense, including reasonable attorneys' fees, incurred by or asserted against any Indemnified Party and arising in connection with any of their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including, without limitation, any action taken by a General Partner as Tax Matters Partner or any payment made by a General Partner to any of his, her or its Affiliates or any of their respective officers, agents or employees pursuant to an indemnification agreement no broader than this Section 5.08, or any demands, claims or lawsuits initiated by a Limited Partner or resulting from or relating to the offer and sale of the Interests in the Partnership; except to the extent that such liability arises from such Indemnified Party's fraud, bad faith or gross negligence or such lesser standard of conduct as under applicable law prevents indemnification hereunder. All rights of the Indemnified Party to indemnification shall survive the dissolution of the Partnership and the withdrawal, Incapacity or Bankruptcy of the Indemnified Party.

                 (b) Each Indemnified Party shall be entitled to receive, upon application therefor, advances to cover the legal costs and other expenses (including the cost of any investigation and preparation) incurred by any Indemnified Party in connection with any of his, her or its activities on behalf of the Partnership or in furtherance of the interests of the Partnership; provided, however, that such advances shall be repaid to the Partnership if it shall ultimately be determined that the Indemnified Party was not entitled to indemnification pursuant to the provisions of the preceding paragraph (a).



                                   ARTICLE VI

                              THE LIMITED PARTNERS

                 6.01. Rights and Powers. Except as otherwise, specifically provided in this Agreement, each Limited Partner shall have all rights and powers of a limited partner under the Act.

                 6.02. Approval or Consent of Limited Partners. Whenever the approval or consent of all or some percentage-in-interest of Limited Partners is necessary by the terms of this Agreement, such approval or consent may be given by written approval or consent of all, or the required percentage-in-interest of, Limited Partners addressed to the Partnership pursuant to Section 13.02 or by a vote taken at a meeting called pursuant to
Section 13.01.

                 6.03. Limitations on Powers. The Limited Partners shall not take part in the management or control of the Partnership or its business. No Limited Partner shall transact any business for the Partnership, and none may bind or obligate the Partnership. The Limited Partners shall have no interest in the properties or assets of the General Partner, or any equity therein, or in any proceeds of any sales thereof (which sales shall not be restricted in any respect), by virtue of acquiring or owning an Interest in the Partnership.

                 6.04. Priority. No Limited Partner shall have priority over any other Limited Partner as to Partnership allocations or distributions.

                 6.05. Liability of Limited Partners. Except as otherwise required by the Act, Limited Partners shall not be liable for the repayment, satisfaction or discharge of any debts, liabilities or obligations of the Partnership.

                 6.06. Incapacity, Bankruptcy, or Death. The Incapacity, Bankruptcy or death of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the profits and losses of the Partnership, to receive distributions of Partnership funds, and to assign its Partnership Interest pursuant to this Agreement shall, on the happening of such an event, devolve on such Partner's Legal Representative, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in no event shall such Legal Representative become a Substituted Limited Partner, except in accordance with
Section 7.02.

                 6.07. Other Activities; Permitted Transactions. Nothing contained in this Agreement shall preclude a Limited Partner from engaging in any other activity, including activities for profit. No other Partner shall have any right to participate or have any interest in those activities by virtue of acquiring or owning an Interest in the Partnership. A Limited Partner may transact any business with the Partnership permitted by law, and shall have the same rights and obligations with respect thereto as a Person who is not a Partner.

                 6.08. Power of Attorney. Each of the Limited Partners hereby constitutes and appoints the General Partner true and lawful representative and attorney-in-fact in the Limited Partner's name, place and stead, with full power of substitution, to make, execute, publish, sign, deliver, record, acknowledge and file with respect to the Partnership:

                 (a) all amendments to this Agreement required or permitted by law or the provisions of this Agreement and all instruments which the attorney-in-fact deems appropriate to reflect any duly adopted amendment, change or modification of the Partnership in accordance with the terms of the Agreement, including, without limitation, the admission of any substituted or additional Limited Partners;

                 (b) all such other agreements, applications, instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other jurisdiction in which the Partnership shall determine to do business, or any political subdivision or agency thereof to effectuate, implement, continue and defend the valid and subsisting existence of the Partnership as a limited partnership;

                 (c) all papers which may be deemed necessary or desirable by the General Partner to effect the dissolution and liquidation of the Partnership; and

                 (d) all certificates and other instruments deemed necessary or advisable by the General Partner to carry out the provisions of this Agreement.

            The foregoing Power of Attorney is hereby declared to be a power coupled with an interest and irrevocable, and shall not be revoked by the Incapacity or Bankruptcy of a Limited Partner and shall extend to such Limited Partner's Legal Representatives, successors and assigns. Each Limited Partner agrees to be bound by any representation made by the attorney-in-fact acting in good faith pursuant to this Power of Attorney, and hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the attorney-in-fact taken in good faith under this Power of Attorney.


                                  ARTICLE VII

                       TRANSFERS OF INTERESTS BY PARTNERS

                 7.01. Transfer of General Partners' Interests. Except as provided in Section 7.03, no General Partner may sell, pledge, assign, convey, transfer or in any manner dispose of, or create, or suffer the creation of, a security interest in or any encumbrance on (collectively, "Transfer") such General Partner's Interest in the Partnership in whole or in part without the prior written consent of all Partners; provided, however, that no Transfer of a General Partner's Interest may in any event be made unless such General Partner represents, and, at the request of the other Partners, furnishes to the Partnership an opinion of counsel satisfactory to the other Partners, in form and substance satisfactory to the other Partners, that such Transfer is not in violation of any Federal, state or other applicable laws including, by way of illustration but not by way of limitation, the items set forth in (A) through
(E) in Section 7.02(a)(iv).

                 7.02. Transfer and Assignment of Limited Partners' Interests; Substituted Limited Partners.

                 (a) Except as provided in Section 6.06, no Limited Partner may Transfer all or any portion of that Limited Partner's Interest in the Partnership (including any beneficial interest therein) without the prior written consent of the General Partner, which consent may be granted or withheld in the General Partner's sole discretion. If such consent is given, the transferee is entitled to become a Substituted Limited Partner hereto, provided the following conditions are met:

        (i) the assignee, pledgee, secured party or transferee ("Transferee") executes documents reasonably satisfactory to the General Partner pursuant to which the Transferee agrees to be bound by this Agreement and any amendments hereto ("Instrument of Transfer");

       (ii) the Transferee assumes, if so requested, the obligations, if any, of the transferor to the Partnership;

      (iii) all certificates or other instruments shall have been recorded or filed in the proper records of each jurisdiction in which such recordation or filing is necessary to qualify the Partnership to conduct business or to preserve the limited liability of the Limited Partners; and

       (iv) the Limited Partner represents, and, at the request of the General Partner, furnishes to the Partnership an opinion of counsel satisfactory to the General Partner, in form and substance satisfactory to the General Partner, to the effect that such Transfer (A) was made in accordance with and would not violate the Securities Act of 1933, as amended, or any other applicable federal, state or local law; (B) would not require the Partnership to register as an investment company under the Investment Company Act of 1940, as amended or require the registration of the General Partner as an Investment Adviser under the Investment Advisers Act of 1940, as amended; (C) would not jeopardize the status of the Partnership as a partnership for federal income tax purposes or cause a termination of the Partnership pursuant to the then applicable provisions of the Act; (D) would not cause a termination of the Partnership under Section 708(b)(1)(B) of the Code; (E) would not cause the Partnership to be treated as a "publicly traded partnership" within the meaning of Section 7704 of the Code; or (F) any other matters as the General Partner may reasonably request.

                 (b) Any Transfer by a Limited Partner shall be subject to a right of first refusal as provided herein. The transferring Limited Partner shall give the General Partner written notice of the proposed Transfer which shall state the name of the proposed Transferee, the portion of the transferor's Interest proposed to be Transferred, the proposed purchase price (if any) and any other material terms of such proposed Transfer. The Partnership shall, for a period of thirty days after such notice is given, have the right to purchase such Interest at the proposed purchase price (or, in the case of a gift, if there is no proposed purchase price, at a price equal to the fair market value of the Interest proposed to be transferred) and on the proposed terms or to assign such right or any portion thereof to such other Person or Persons as the General Partner, in the General Partner's sole discretion, shall determine.

                 (c) Any Transfer made pursuant to this Section 7.02 shall be effective as of the date on which the General Partner actually accepts the Instrument of Transfer. Any purported Transfer which is not made in compliance with this Agreement is of no force or effect whatsoever.

                 (d) All expenses incurred by the Partnership, the General Partner or any Affiliates of the General Partner in connection with any Transfer or substitution of a Limited Partner pursuant to this Section 7.02 shall be paid by the transferring Limited Partner, prior to the time of the Transfer or substitution (including, without limitation, any fees and costs of the preparation, filing and publishing of any amendment to this Agreement or to the Certificate of Limited Partnership, if any, and any legal and other fees, expenses and costs of any investigation and preparation, in connection with any action, proceeding or investigation related to any Transfer or attempted Transfer by a Limited Partner of a Limited Partner's Interest or in connection with the admission into the Partnership of that transferring Limited Partner's transferee). The transferring Limited Partner also will indemnify the Partnership, the General Partner and any Affiliates of the General Partner against any losses, claims, damages or liabilities to which any of them may become subject in connection therewith. The reimbursement and indemnity obligations of the transferring Limited Partner under this paragraph shall be in addition to any liability which the transferring Limited Partner may otherwise have, shall extend upon the same terms and conditions to the Partnership, the General Partner and any Affiliates of the General Partner, shall inure to the benefit of any successors, assigns and Legal Representatives of the Partnership, the General Partner and the General Partner's Affiliates and shall survive any termination of this Agreement.

                 (e) In the event that the Transfer of a Partner's Interest occurs at any time other than the end of a Partnership Fiscal Year, the transferor's allocable share of the various items of income, gain, loss, deduction and credit as computed for tax and book purposes shall be allocated between the transferor and Transferee on such proper basis as the transferor and Transferee shall agree, provided, however, that no allocation shall be effective unless (i) the transferor and the Transferee shall have given the Partnership written notice, prior to the effective date of the Transfer, stating their agreement that the allocation shall be made on such proper basis; (ii) the General Partner shall have consented to the allocation; and (iii) the transferor and the Transferee shall have agreed to reimburse the Partnership for any incremental accounting fees and other expenses incurred by the Partnership in making the allocation. If either the transferor and the Transferee have not agreed on the allocation of such items or the agreed upon allocation is not effective pursuant to the preceding sentence, the allocation of such items shall be prorated between the transferor and the Transferee on the basis of the number of days in such Fiscal Year before and on or after the effective date of the Transfer.

                 (f) The Transfer of a Limited Partner's Interest and the admission of a Substituted Limited Partner shall not be cause for dissolution of the Partnership.

                 7.03. Removal, Withdrawal, Incapacity, Bankruptcy and Death of General Partners.

                 (a) A General Partner shall not voluntarily withdraw from the Partnership. In the event that a General Partner's actions constitute fraud, bad faith or gross negligence or such lesser standard of conduct as under applicable law prevents indemnification under Section 5.08 of this Agreement, such General Partner may be removed as a General Partner of the Partnership, if, within 90 days after the Limited Partners receive a written report showing such conduct, a Majority-in-Interest of the Limited Partners elect in writing to remove such General Partner.

                 (b) Except when the provisions of Section 7.03(a) apply, all of the Limited Partners acting unanimously may elect in writing to remove any General Partner with or without cause on 30 days written notice to the General Partner or, whenever there is more than one General Partner, to all of the General Partners.

                 (c) Notwithstanding anything to the contrary contained herein, if a General Partner is removed pursuant to Section 7.03(a) or withdraws from the Partnership in violation of this Agreement, such General Partner shall not in respect of such withdrawal or removal be entitled to the return of or any payment in respect of such General Partner's Capital Contribution, and shall not be entitled to continue to participate in any profits, losses or distributions of the Partnership accruing after the date of such withdrawal or have any other rights or powers of a general partner hereunder, but shall be entitled only to payment of an amount equal to the balance of such General Partner's Capital Account as of the end of the month in which such withdrawal took place (based on an interim closing of the Partnership's books and a revaluation of the Partnership's assets pursuant to Section 3.02(a) as of the end of such month), such payment to be made only at the time and in the manner provided with respect to the distribution of assets upon dissolution of the Partnership in Section 9.02. The General Partner shall be liable in damages to the Limited Partners if such General Partner withdraws from the Partnership in violation of this Agreement.

                 (d) In the event of the Incapacity, Bankruptcy, removal, withdrawal or death of a General Partner and if at the time there is at least one other General Partner, the business of the

Partnership shall be carried on by the remaining General Partner(s). In the event of the continuation of the Partnership as provided in this paragraph (d), a Majority-in-Interest of the Limited Partners (excluding, for this purpose, any Limited Partners who are also General Partners) may elect one or more persons to be a General Partner or General Partners of the Partnership, and such additional General Partner(s) shall exercise the rights and powers hereunder of the Incapacitated, Bankrupt, removed, withdrawn or deceased General Partner, and shall have such interest in the profits, losses and distributions of the Partnership as shall be agreed upon by the successor General Partner(s) and the Limited Partners, upon execution of a written acceptance of this Agreement.

                 (e) In the event of the Incapacity, Bankruptcy, removal, withdrawal or death of all General Partners of the Partnership, the Partnership shall continue only if all of the Limited Partners, within 90 days after the happening of such event, elect to carry on the business of the Partnership by electing one or more Persons to be a General Partner or General Partners of the Partnership. In the event of the continuation of the Partnership as provided in this paragraph (e), the successor General Partner(s) shall exercise the rights and powers hereunder of the Incapacitated, Bankrupt, removed, withdrawn or deceased General Partner or General Partners, and shall have such interest in the profits, losses and distributions of the Partnership as shall be agreed upon by the successor General Partner(s) and the Limited Partners, upon execution of a written acceptance of this Agreement.

                 (f) In the event of the Incapacity, Bankruptcy or death of a General Partner or the removal of a General Partner pursuant to Section 7.03(b), and upon the continuation of the Partnership pursuant to Section 7.03(d) or upon the election of a successor General Partner pursuant to Section 7.03(e), any Incapacitated, Bankrupt, removed or deceased General Partner or its Legal Representative shall have the right either (i) to withdraw from the Partnership and receive such General Partner's entire Capital Account balance as of the end of the Fiscal Year in which such Incapacity, Bankruptcy, removal or death occurs (and the Partnership's assets shall be revalued at the end of such Fiscal Year pursuant to Section 3.02(c)) or (ii) to possess an interest in the profits, losses and distributions of the Partnership as though a permitted transferee of a Limited Partner and may be admitted to the Partnership as a Limited Partner in the sole and absolute discretion of the successor General Partner(s), as provided in Section 7.02.

                 (g) Following the Incapacity, Bankruptcy, removal, withdrawal pursuant to Section 7.03(b) or death of a General Partner, such General Partner or such General Partner's Legal Representative, as the case may be, shall remain entitled to exculpation and indemnification from the Partnership pursuant to Sections 5.07 and 5.08 with respect to any matter arising prior to such General Partner's Incapacity, Bankruptcy, withdrawal, removal or death and such General Partner (or Legal Representative) shall have no liability to the Partnership in respect of any matter arising after such General Partner's Incapacity, Bankruptcy, withdrawal, removal or death.


                 7.04. Additional Consents to Transfers of Limited Partner's Interest. In no event shall the consent of any Limited Partner (other than the transferor) be required to effect a substitution under Section 7.02.

                 7.05. Transferees Bound by Agreement. Any successor or transferee of a Limited Partner hereunder or any successor or transferee General Partner shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.


                                  ARTICLE VIII

                               COSTS AND EXPENSES

                 8.01.  Payment and Reimbursement of Expenses.

            The Partnership shall (i) pay, or cause to be paid, all costs, fees, operating expenses and other expenses of the Partnership (including all expenses related to investments by the Partnership, the costs, fees and expenses of attorneys, accountants or other professionals and the compensation of all personnel providing services to the Partnership incurred in the creation and organization of the Partnership and the sale of Partnership Interests and in pursuing and conducting, or otherwise related to, the activities of the Partnership), and (ii) reimburse the General Partner and the General Partner's Affiliates for any out-of-pocket costs, fees and expenses related to the activities of the Partnership incurred by the General Partner and the General Partner's Affiliates. Without limiting the foregoing, the amount of any costs, fees and expenses incurred in connection with the purchase, sale or carrying of any security or other investment, including, but not limited to, brokerage commissions or other fees, other transaction costs and margin interest expenses shall be paid by the Partnership.

                                   ARTICLE IX

            DISSOLUTION, LIQUIDATION AND TERMINATION OF PARTNERSHIP

                 9.01. Dissolution. The Partnership shall dissolve upon the first to occur of the following:

                 (a)  December 31, 2080;

                 (b)  the occurrence of an event described in Section 7.03(d) or
(e) unless the Partnership is continued as provided therein; and

                 (c) any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

                 Subject to Section 9.02, upon the dissolution of the Partnership, no further business shall be done in the Partnership name except the completion of any incomplete transactions and the taking of such action as shall be necessary for the winding up of the affairs of the Partnership and the distribution of its assets.

                 9.02.  Liquidation.

                 (a) Upon dissolution of the Partnership for any reason, the General Partner, or if there is no General Partner, a liquidating agent appointed by a Majority-in-Interest of the Limited Partners (the General Partner or such other liquidating agent shall hereafter be referred to as the "Liquidating Agent"), shall commence to wind up the affairs of the Partnership and to liquidate the Partnership's assets. The Partners shall continue to share profits and losses during the period of liquidation in accordance with
Article III. The Liquidating Agent shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to the liquidation, giving due regard to the activity and condition of the relevant market and general financial and economic conditions.

                 (b) Subject to the right of the Liquidating Agent to set up such cash reserves as may be deemed reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, (at the expiration of such period of time as the Liquidating Agent may deem advisable, the balance of such reserves remaining after the payment of such contingent or unforeseen liabilities or obligations shall be distributed as hereinafter provided), the proceeds of the liquidation and any other funds of the Partnership shall be distributed as follows:

             (i) first, to pay all debts and liabilities of the Partnership (other than debts and liabilities owed to Partners with respect to loans made by Partners to the Partnership) and expenses of liquidation in the order of priority provided by law;

            (ii) next, to the General Partner for any expenses of the Partnership paid by the General Partner;

           (iii) next, to the Partners for loans, if any, made by them to the Partnership in the relative proportions that the outstanding balance of each Partner's loans to the Partnership bears to the aggregate outstanding balance of all such loans, until all such loans have been repaid; and

            (iv) next, to the Partners in the relative proportions that their Capital Accounts bear to each other immediately prior to the distribution.

            (c) Within a reasonable time following the completion of the liquidation of the Partnership's properties, the Liquidating Agent shall supply to each of the Partners a statement prepared by the Accountants which shall set forth (i) the assets and liabilities of the Partnership as of the date of complete liquidation and (ii) each Partner's portion of distributions pursuant to paragraph (b) above.

            9.03. Termination. The Partnership shall terminate when all property owned by the Partnership shall have been disposed of and all distributions made as provided in Section 9.02.


                                   ARTICLE X

                    ADMISSION OF ADDITIONAL LIMITED PARTNERS

            10.01. Additional Limited Partners. The General Partner, or, at any time when there is more than one General Partner, the General Partners by unanimous agreement, may admit one or more additional Limited Partners on such terms and conditions as the General Partner or General Partners may deem appropriate. Additional Limited Partners, either directly or by attorney-in-fact, shall execute a counterpart of this Agreement, as it may be amended, and shall agree to be bound by all the terms and provisions hereof.

            10.02. Authority of the General Partner upon Admission of Additional Limited Partners. To accomplish the purpose of Article X, the General Partner may do all things appropriate or convenient in connection with the admission of any additional Limited Partner. The admission of an additional Limited Partner to the Partnership shall not dissolve the Partnership.

                                   ARTICLE XI

                                   ACCOUNTING

                 11.01. Accounts of the Partnership. Proper and complete records and books of account shall be kept by the General Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered into records and books of account maintained by Persons engaged in businesses of a like character. The Partnership books and records shall be kept in accordance with such method of accounting for income tax and other reporting purposes as the General Partner shall determine. All methods of bookkeeping, elections and the treatment of particular transactions shall be as consistent as possible with the methods of bookkeeping, elections and treatments employed for Federal income tax purposes. The determination of the General Partner with respect to the treatment of any item or its allocation for Federal, state or local tax purposes shall be binding upon all Partners so long as that determination is not inconsistent with any express term of this Agreement. The books and records shall at all times be maintained at the principal office of the Partnership and shall be open to the inspection and examination of the Partners or their duly appointed agents or Legal Representatives. The Partnership shall maintain at its office and make available to any Limited Partner or any duly appointed agent or Legal Representative of any Limited Partner a list of names and addresses of, and Interests owned by, all Partners.

                 11.02. Annual Reports to Partners. As soon as practicable after the end of each Fiscal Year, the General Partner shall cause to be prepared and delivered to each Person who was a Partner at any time during the Fiscal Year (i) financial statements including a balance sheet, statement of income (loss) and changes in Partners' capital and cash flows and (ii) the amount of such Partner's share of the Partnership's taxable income or loss for such Fiscal Year, in sufficient detail to enable the Partner to prepare federal, state and other tax returns. Notwithstanding the foregoing provisions of this Section 11.02, any Person who is entitled to receipt of the financial statements described in subdivision (i) of this Section 11.02 may, in his, her or its own discretion, waive the receipt thereof for any particular year or years by written notice to the General Partner, or may agree in writing with the General Partner to accept in lieu thereof, for any year or years specified in such writing, a statement or statements prepared in a form specified in such writing.

                 11.03.  Tax Returns and Tax Elections.

                 (a) The General Partner shall determine, in a manner consistent with Section 11.01, the methods and conventions used to report the Partnership's income, gain, deduction, loss and credits under the tax laws of the United States, the several states and other relevant jurisdictions, and such other methods or procedures related to the preparation of such tax returns. The General Partner may cause the Partnership to make or refrain from making any and all elections permitted by such tax laws (including, without limitation, an election under Section 754 of the Code).

                 (b) Kenneth C. Huff shall be the Tax Matters Partner as that term is defined in Section 6231(a)(7) of the Code provided, that if Kenneth C. Huff is not a General Partner, the General Partner shall be the Tax Matters Partner and shall so inform the Internal Revenue Service or, if there is more than one General Partner, the General Partners shall select a General Partner to be the Tax Matters Partner and shall inform the Internal Revenue Service of that selection. In that capacity, in the event of an income tax audit of any Partnership return, to the extent the Partnership is treated as an entity for purposes of the audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for and represent the Partnership, and to enter into a settlement agreement within the meaning of
Section 6224(c)(1) of the Code (or comparable provisions under state or local law) to which each Partner agrees to be bound. All expenses incurred in connection with any such audit shall be expenses of the Partnership. The Tax Matters Partner shall be authorized to carry out on behalf of the Partnership and at the Partnership's expense all acts appropriate to such designation with respect to federal, state and local taxing authorities.


                                  ARTICLE XII

                       AMENDMENT OF PARTNERSHIP AGREEMENT

                 12.01. Approval of Amendments. Amendments to this Agreement which do not adversely affect the rights of any Limited Partner in any material respect may be made by the General Partner or, if there is more than one General Partner, by the unanimous agreement of the General Partners, without the consent of any Limited Partner if such amendments are (i) of an inconsequential nature (as reasonably determined by the General Partner or, if there is more than one General Partner by the unanimous agreement of the General Partners), (ii) necessary to maintain the Partnership's status as a partnership according to Section 7701(a)(2) of the Code, (iii) necessary to preserve the validity of any and all allocations of Partnership Income and

Partnership Loss pursuant to Section 704(b) of the Code, (iv) to admit, pursuant to this Agreement, substitute Limited Partners or (v) contemplated by this Agreement. Amendments to this Agreement other than those described in the preceding sentence may be made by the General Partner or, if there is more than one General Partner, by the unanimous agreement of the General Partners, only if a Majority-in-Interest of the Limited Partners have given their consent thereto. Notwithstanding any of the foregoing to the contrary, and except where approval of the Limited Partners is specifically provided for elsewhere in this Partnership Agreement, no amendment, without the approval or written consent of each of the Partners affected thereby, shall alter or modify this
Section 12.01, cause the Partnership to become a general partnership, increase the liability of any Limited Partner, increase the responsibilities or obligations of any Limited Partner, increase the allocation of Partnership Loss to any Limited Partner, decrease the allocation of Partnership Income to any Limited Partner or reduce the Capital Account of any Limited Partner or alter any right of withdrawal or right to distribution with respect thereto. The General Partner or General Partners shall give written notice to all Partners promptly after any amendment has become effective. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in, and formed a part of, this Agreement. Any amendment to this Agreement must be in writing.


                                  ARTICLE XIII

                                 MISCELLANEOUS

                 13.01.  Meetings of the Partnership.

                 (a) Meetings of the Partnership may be called by any General Partner by written notice to the Partners which states the nature of the business to be transacted.

                 (b) Any meeting of the Partnership called by a General Partner shall be held during regular business hours at the principal place of business of the Partnership not less than 30 and no more than 60 days after the mailing of the notice, unless all Partners waive such notice by written consent. If the business to be transacted at any meeting requires the vote of the Limited Partners, such vote may be made by any Limited Partner in person or by proxy.

                 (c) Any Limited Partner, upon written request addressed to the Partnership, at that Limited Partner's expense, shall be entitled to obtain from the Partnership a list of the names and addresses of record of all Partners and the status of each Partner's Capital Account.

                 13.02. Notices. All notices, written requests, consents, approvals or other communications to the Partnership shall be addressed to its principal place of business. All notices, written requests, consents, approvals or other communications addressed to a Partner or its Legal Representative shall be addressed to such Partner or Legal Representative at the address of such Partner set forth in the records of the Partnership. Any Partner or the Legal Representative of any Partner may designate a new address by notice to such effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been given to the Partnership when received by the Partnership and to have been duly given when delivered in person, by registered or certified mail or by courier.

                 13.03. Partial Enforceability. If any provisions of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

                 13.04. No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

                 13.05.  Copy on File.   One executed counterpart of this
Agreement or set of executed counterparts shall be held at the principal place of business of the Partnership; the Certificate of Limited Partnership and all amendments thereto shall be filed in the Office of the Secretary of State of Delaware and copies thereof shall be held at the principal place of business of the Partnership. There shall be distributed to each Partner, upon the request of such Partner, a conformed copy of this Agreement as amended from time to time.

                 13.06. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

                 13.07. Counterparts. This Agreement may be executed, either directly or by attorney in fact, in one or more counterparts, including counterparts executed by additional Partners admitted to the Partnership, and each of such counterparts shall, for all purposes, be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

                 13.08. Waiver of Right to Proceed Adversely. Each of the Partners (other than any Partner who is a Trust or who is a Partner in a fiduciary capacity) hereby agrees not to file a bill for a partnership accounting or otherwise proceed adversely in any manner whatsoever against the other Partners or the Partnership with respect to any matter concerning the Partnership, except for fraud, bad faith or gross negligence or violation of this Agreement.

                 13.09. Entire Agreement. This Agreement, including the exhibits and schedules hereto, constitutes the entire agreement among the parties, supersedes all prior agreements and understandings among the Partners with respect to the subject matter hereof, and may not be modified or amended in any manner other than as set forth herein.

                 13.10. Pronouns and Plurals. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

                 13.11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties hereto and, to the extent permitted herein, their respective Legal Representatives, successors and assigns.

                 13.12. Captions. The Article and Section captions contained in this Agreement are for convenience only, and shall not be deemed a part of this Agreement.

                 13.13. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Partner shall not preclude or waive his right to use any or all other remedies, said rights and remedies are given in addition to any other rights such Partner may have by law, statute, ordinance or otherwise.


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


GENERAL PARTNER:                              LIMITED PARTNER:


/s/ KENNETH C. HUFF                           /s/ DOUGLAS A.P. HAMILTON
---------------------                         ---------------------------
Kenneth C. Huff                               Douglas A.P. Hamilton

                                   SCHEDULE A



                  Partners, Initial Capital Contributions and
                         Initial Partnership Interests



                                  INITIAL                  INITIAL
                                  CAPITAL                PARTNERSHIP
    NAME AND ADDRESS           CONTRIBUTION               INTEREST
    ----------------           ------------              -----------
Kenneth C. Huff               0.076 shares                00.01%
9256 Pelham Parkway           Carrizo Oil & Gas, Inc.
Milwaukee, WI 52317

Douglas A.P. Hamilton         759.924 shares              99.99%
462 Broadway, 2nd Floor       Carrizo Oil & Gas, Inc.
New York, NY  10013